Exhibit 8.1

Exhibit 8.1

July 8, 2013

Noble Corporation

Dorfstrasse 19a

6340 Baar

Switzerland

Ladies and Gentlemen:

We are acting as counsel to Noble Corporation, a Swiss corporation (“Noble-Switzerland”), in connection with the merger of Noble-Switzerland with and into Noble Corporation Plc (“Noble-UK”), a newly formed company registered in England and Wales (the “Merger”), with Noble-UK being the surviving corporation, pursuant to the Merger Agreement (as defined below). This opinion is being furnished to you in connection with the Registration Statement (as defined below). All capitalized terms that are not defined herein have the meanings given to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on the accuracy and completeness of all the facts, information, covenants, statements, representations, warranties and agreements contained in the following—

(i) the merger agreement (the “Merger Agreement”), dated as of June 30, 2013, between Noble-Switzerland and Noble Corporation Limited (“Noble Limited”);

(ii) the registration statement on Form S-4, of which the proxy statement/prospectus forms a part, filed by Noble-UK with the Securities and Exchange Commission (the “SEC”) on July 8, 2013 (the “Registration Statement”);

(iii) the requests for substantially identical rulings submitted by Noble-Switzerland and Noble Holding (U.S.) Corporation to the Internal Revenue Service on June 24, 2013, as thereafter amended and including the exhibits and appendices thereto (the “Ruling Request”);

(iv) the officer’s certificate delivered to us by Noble-Switzerland and Noble Limited for the purposes of this opinion (the “Officer’s Certificate”); and

(v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

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In rendering the opinion set forth herein, we have assumed that all the facts, information, covenants, statements, representations, warranties and agreements contained in such documents are true and will continue to be true, correct and complete through the Effective Time, and thereafter, as applicable, in each case without regard to any qualification as to knowledge or belief. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, and as described in the Registration Statement and Ruling Request, and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect.

Subject to the assumptions, qualifications, and limitations set forth herein and in the discussion in the Registration Statement under “Material Tax Considerations—U.S. Federal Income Tax Considerations,” it is our opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” under Section 368(a) of the Code and no gain or loss will be recognized by Noble-Switzerland, its shareholders, or Noble-UK, as a result of such reorganization.

Except as set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent upon future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We are furnishing this opinion solely in connection with the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement to be filed by Noble-UK on the date hereof. We also consent to the use of our name in the Registration Statement under the headings “Summary—Conditions to Completion of the Merger” and “Approval of the Merger Agreement—Conditions to Completion of the Merger.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

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Sincerely,

/s/ Baker Botts LLP

BAKER BOTTS LLP